Exhibit 2.1





                          DATED:  14 August 1998
                          ----------------------

                     (1)  TELEWEST COMMUNICATIONS PLC

               (2)  TELEWEST COMMUNICATIONS HOLDINGS LIMITED

                  (3)  COMCAST UK CABLE PARTNERS LIMITED

                           (4)  NTL INCORPORATED




            Agreement in respect of the rights of first refusal
               relating to Birmingham Cable and Cable London







THIS AGREEMENT is made on 14 August 1998

BETWEEN:

(1) TELEWEST COMMUNICATIONS PLC (registered number 298307) whose registered office is at Genesis Business Park, Albert Drive,
     Woking, Surrey GU21 5RW ("Telewest");

(2)  TELEWEST COMMUNICATIONS HOLDINGS LIMITED (registered number
     02982404) whose registered office is at Genesis Business Park as aforesaid ("TCHL");

(3) COMCAST UK CABLE PARTNERS LIMITED whose registered office is at Clarendon House, 2 Church Street West, Hamilton, HM 11, Bermuda ("CUKCP"); and

(4) NTL INCORPORATED whose principal place of business is at 110 East 59th Street, New York, New York 10022, USA ("NTL").


IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1 The following words and expressions where used in this Agreement have the meanings given to them below:-

"acceptance period"             as defined in clause 4.2;

"Acquisition"                   the acquisition of shares in Cable London upon
                                CL Completion pursuant to clause 4.6;

"Amalgamation"                  the proposed amalgamation to be made between
                                NTL (Bermuda) Limited and CUKCP pursuant to the Agreement and Plan of Amalgamation dated 4
                                February 1998 between NTL (1), NTL (Bermuda)
                                Limited (2) and CUKCP (3), as such agreement may be amended or restructured, or any similar business combination involving CUKCP and NTL or their affiliates;

"Approvals"                     (a)  the purchaser (as defined in clause 4.5)
                                receiving written confirmation from the
                                Secretary of State for Trade and Industry
                                ("DTI") and from the Independent Television
                                Commission ("ITC"), in terms reasonably
                                satisfactory to the purchaser, to the effect that the OPAcquisition will not lead to the revocation of any licenses (issued pursuant to the Cable and Broadcasting Act 1984 or the Broadcasting Act 1990 (as amended)) or the revocation of any of the telecommunications or wireless telegraphy licenses issued by the DTI pursuant to the Telecommunications Act 1984 or the Wireless Telegraphy Act 1949 or 1998 which are held by Cable London and any of its subsidiary undertakings;

                                (b)  the Office of Fair Trading having
                                indicated to the purchaser, in terms
                                reasonably satisfactory to the purchaser, either that the Acquisition does not qualify for investigation by the Monopolies and Mergers Commission pursuant to the Fair
                                Trading Act 1973 or that the Secretary of State for Trade and Industry has decided not to refer the Acquisition to the Monopolies and Mergers Commission; and

                                (c)  CIBC consenting, in terms reasonably
                                satisfactory to the purchaser, to (i) the Acquisition (ii) the capitalisation referred to in clause 4.7 (unless the CL Loans and Fees are to be assigned), (iii) the release of the shares in Cable London to be sold by the vendor pursuant to the Acquisition from the security granted to CIBC over such shares and the termination of any deed of subordination between the vendor and CIBC and (iv) the assignment of the CL Loans and Fees to the purchaser, in each case with effect from CL Completion (unless the CL Loans and Fees are to be capitalized pursuant to Clause 4.7);

"BC Completion"                 the performance of the obligations to complete
                                the sale and purchase of the Joint BC Shares and such other interest (if any) which CUKCP has in any other shares in Birmingham Cable in accordance with clause 2;

"BC Consultant
  Agreement"                    the Consultant Agreement for Operational
                                Assistance dated 25 April 1990 between
                                Birmingham Cable (1) Birmingham Cable Limited
                                (2) and Comcast UK Consulting Inc. (formerly
                                Comcast BV Inc.) (3) as amended by a
                                Supplemental Agreement dated 8 April 1994 between Birmingham Cable (1), Birmingham Cable
                                Limited (2) and Comcast UK Consulting Inc. (3);

"BC Loans and Fees"             the subordinated loans (including interest)
                                and fees due to CUKCP and Comcast UK
                                Consulting Inc. from Birmingham Cable and its subsidiary undertakings;

"BC Management
  Agreement"                    the Management Agreement dated 25 April 1990
                                between Birmingham Cable (1), Birmingham Cable
                                Limited (2), US West International Holdings
                                Inc. (3) and Comcast Cablevision of Birmingham
                                Inc. (4) as novated pursuant to the Assignment
                                Agreement dated 27 August 1990 between
                                Birmingham Cable (1), Birmingham Cable Limited
                                (2), US West International Holdings Inc. (3),
                                Comcast Cablevision of Birmingham Inc. (4), US
                                West Cable Communications Limited (5) and
                                Comcast UK Consulting Inc. (6) and the
                                Assignment and Amendment Agreement dated 5
                                August 1992 between Birmingham Cable (1),
                                Birmingham Cable Limited (2), US West Cable
                                Communications Limited (3), Comcast UK
                                Consulting Inc. (4) and TeleWest
                                Communications Group Limited (5);

"BC Offer Notice"               the offer notice despatched by the board of
                                directors of Birmingham Cable pursuant to
                                Article 59(D) of the Articles of Association of Birmingham Cable following the receipt by Birmingham Cable of a transfer notice from General Cable PLC dated August 1998;

"Birmingham Cable"              Birmingham Cable Corporation Limited
                                (registered number 2170379);

"Birmingham Link
  Agreement"                    the Agreement concerning Birmingham-
                                Croyden Link dated February 13, 1993 between
                                National Transcommunications Limited and
                                Birmingham Cable;

"Business Day"                  a weekday (other than a Saturday) on which
                                clearing banks are ordinarily open for
                                business in both the City of London and New
                                York;

"Cable London"                  Cable London PLC (registered number 01794264);


"CIBC" Canadian Imperial Bank of Commerce (as agent and security trustee under the terms of the Pound Sterling170 million credit facility in favor of Cable London);

"CL Completion"                 the performance of the obligations to complete
                                the sale and purchase of shares in Cable
                                London in accordance with clause 4;

"CL Loans and Fees"             the subordinated loans (including interest
                                thereon) and fees due to the vendor and
                                MediaOne Cable Communications (if the vendor is Telewest) and Comcast UK Consulting Inc.
                                (if the vendor is CUKCP) and any of their respective subsidiaries and parent undertakings from Cable London and its subsidiary undertakings;

"Co-ownership
  Agreement"                    the Co-ownership Agreement dated 12 March 1990
                                originally between US West International
                                Holdings Inc. (1) and Comcast Cablevision of
                                Birmingham Inc. (2) as subsequently amended, supplemented and novated, it being acknowledged by the parties to this Agreement that the parties to the Co-ownership Agreement are now TCHL and CUKCP;

"CUKCP Consultant
  Agreement"                    the Consultant Agreement for Operational
                                Assistance dated 17 August 1989 between Cable
                                London (1) and Comcast Corporation (2), as subsequently assigned to Comcast UK Consulting
                                Inc. (for so long as it remained a subsidiary of Comcast Corporation) pursuant to an Assignment Agreement dated 14 September 1990 between Comcast Corporation (1), Comcast UK
                                Consulting Inc. (2), Cable London (3) and
                                Cable Camden Limited, Cable Enfield Limited,
                                Cable Hackney & Islington Limited and Cable
                                Haringey Limited (4);

"Equalisation Deed"             the Equalisation Deed dated 17 July 1996
                                between Telewest (1) and CUKCP (2);

"GC Shares"                     the 22,958,319 ordinary shares of  Pound
                                Sterling1 each in Birmingham Cable registered in the name of General Cable PLC;

"Joint BC Shares"               the 28,060,167 ordinary shares of  Pound
                                Sterling1 each in Birmingham Cable registered in the joint names of TCHL and CUKCP;

"offer"                         as defined in clause 4.1;

"offer notice"                  as defined in clause 4.1;

"prescribed period"             the period of 90 calendar days after the
                                expiry of the acceptance period or, if an appropriate election is made pursuant to sub-clause 4.5.2 to extend such period, the period ending up to 90 calendar days after the Long Stop Date (as defined in clause 4.5.2);

"purchaser"                     as defined in clause 4.5;

"Shoot-out Period"              the period commencing on the date which is the
                                earlier of (i) six calendar months after (x) the date of completion of the Amalgamation or
                                (y) if earlier, 31 December 1998 and (ii) the earlier of (a) the date on which a public announcement is made of a firm intention to make a recommended offer for the ordinary shares of Telewest (other than those owned or contracted to be acquired by the offeror or persons acting in concert with the offeror) or of a merger between NTL and a third party
                                (being a person which prior to such merger is not a member of the same group as NTL) where
                                NTL is not the surviving entity whether or not, in either case, subject to the satisfaction of any pre-conditions and (b) completion of any such offer or merger whether or not recommended, and ending at midnight on the date which is three calendar months thereafter (both dates inclusive);

"Subscription
  Agreements"                   (a)  the subscription agreement dated 4 May
                                1989 between Birmingham Cable (1) and US West
                                International Holdings Inc. (2);

                                (b)  the BCC Subscription Agreement dated 31
                                May 1989 between Birmingham Cable (1), US West International Holdings Inc. (2), Compagnie Generale des Eaux (3), The Cable Corporation Limited (4) and The Standard Life Assurance Company (5);

                                (c)  the Supplemental Subscription Agreement
                                dated 16 March 1990 between Birmingham Cable
                                (1), US West International Holdings Inc. (2), Compagnie Generale des Eaux (3), The Cable Corporation Limited (4), The Standard Life Assurance Company (5), Comcast Cablevision of Birmingham Inc. (6) and General Cable Limited
                                (7);

                                (d)  the Second Supplemental Subscription
                                Agreement dated 16 March 1990 between
                                Birmingham Cable (1), US West International
                                Holdings Inc. (2), Compagnie Generale des Eaux
                                (3), The Cable Corporation Limited (4), The
                                Standard Life Assurance Company (5), Comcast
                                Cablevision of Birmingham Inc. (6) and General Cable Limited (7);

                                (e)  the Third Supplemental Subscription
                                Agreement dated 12 May 1992 between Birmingham Cable (1), US West International Holdings Inc.
                                (2), Compagnie Generale des Eaux (3), The
                                Cable Corporation Limited (4), The Standard
                                Life Assurance Company (5), Comcast
                                Cablevision of Birmingham Inc. (6), General
                                Cable Limited (7) and US West Cable
                                Programming Corporation (8);

                                (f) the Agreement dated 30 March 1994 between General Cable Limited (1), Compagnie Generale des Eaux (2), TCI/US West Communications Inc.
                                (3), US West International Holdings Inc. (4), United Artists Cable Television International Holdings Inc. (5), CUKCP (6), Comcast Corporation (7), The Cable Corporation Limited
                                (8), Birmingham Cable (9), Birmingham Cable
                                Limited (10) and The Standard Life Assurance
                                Company (11); and

                                (g) the Novation Agreement dated 21 November 1994 between General Cable PLC (1), Compagnie Generale des Eaux (2), TCI/US West Cable Communications Inc. (3), US West International Holdings Inc. (4), United Artists Cable Television International Holdings Inc. (5), CUKCP (6), Comcast Corporation (7), Comcast Cablevision of Birmingham Inc. (8), The Cable Corporation Limited (9), Birmingham Limited
                                (10), Birmingham Cable Limited (11), The
                                Standard Life Assurance Company (12), TCHL
                                (13) and Telewest Communications plc(14);

"Sum"                           as defined in clause 4.1;

"Telewest Consultant
  Agreement"                    the Consultant Agreement for Technical
                                Assistance between Cable London (1) and
                                MediaOne Cable Communications Limited (2);

"vendor"                        as defined in clause 4.5.

1.2 Where used in this Agreement, the terms "subsidiary undertaking", "parent undertaking" and "director" shall have the meanings respectively attributed to them by the Companies Act 1985 (as amended).

1.3 The headings used in this Agreement are for convenience only and shall not affect its meaning.

1.4 References to a clause or schedule are (unless otherwise stated) to a clause of or schedule to this Agreement.

1.5 Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

1.6 References in this Agreement to times and dates are references to times and dates prevailing in London.

2.   SALE OF JOINT BC SHARES

2.1  CUKCP shall sell or procure to be sold and Telewest shall purchase:

            2.1.1 CUKCP's interest in the Joint BC Shares with full title guarantee and such other interest (if any) which CUKCP has in any other shares in Birmingham Cable;

            2.1.2  CUKCP's right to, and interest in, the BC Loans and Fees;

            in each case, upon and subject to the terms and conditions of this Agreement.

2.2 CUKCP shall procure that Telewest shall acquire CUKCP's interest in the Joint BC Shares and such other interest (if any) which CUKCP has in any other shares in Birmingham Cable free from all liens, charges and encumbrances and any other third party rights whatsoever and together with all rights now or hereafter attaching to them.

2.3 The consideration for the sale and purchase of CUKCP's interest in the Joint BC Shares and such other interest (if any) which CUKCP has in any other shares in Birmingham Cable shall be the sum of Pound Sterling125,000,000 and Pound Sterling5,000,000 (or Pound Sterling2,500,000 if the Amalgamation does not occur on or prior to BC Completion with a further Pound Sterling2,500,000 to be paid forthwith on the Amalgamation being completed) in respect of CUKCP's interest in the BC Loans and Fees, which consideration shall be payable in cash.

2.4  BC Completion

            2.4.1 BC Completion shall take place at the offices of Freshfields, 65 Fleet Street, London EC4 immediately prior to the Amalgamation being completed or, if the Amalgamation occurs before 16 October 1998, on 16 October 1998 PROVIDED THAT if the Amalgamation has not taken place by 31 December 1998, BC Completion shall occur on 31 December 1998. Each of CUKCP and NTL undertakes to give to Telewest not less than 5 days prior notice of the date on which the Amalgamation is expected to be completed provided that the Amalgamation shall not be completed prior to such date. Where BC Completion is to take place immediately prior to the Amalgamation, BC Completion shall take place in escrow at the offices of Freshfields as aforesaid on the Business Day immediately prior to the expected date of the Amalgamation when each of CUKCP and Telewest shall deliver the documents to be provided by it pursuant to Clause 2.5 to the other's solicitors and Telewest shall telegraphically transfer the consideration due by it pursuant to sub-clause 2.5.2.1 to CUKCP's solicitors. Such documents and monies shall be held to the order of the deliveror pending satisfaction of the escrow. The sole escrow condition shall be the Amalgamation being completed when the documents shall be dated and the documents and monies automatically released from the escrow to the order of the holder of such documents and monies. If the escrow condition is not satisfied within two Business Days of such delivery, the documents and monies
            (together with any interest accrued thereon) shall be returned to the deliverors.

            2.4.2 CUKCP agrees with Telewest that between the date of this Agreement and BC Completion it shall not, except with the prior written consent of Telewest:

                  2.4.2.1 sell, transfer, assign, grant options over, dispose of, or otherwise deal in any manner whatsoever with the legal title to, or the beneficial ownership of, or any other interest in, any shares in Birmingham Cable beneficially owned by it or any loans due to it (other than as contemplated by this Agreement);

                  2.4.2.2 demand repayment of any of the loans or accrued consulting fees due to it or any of its subsidiary or parent undertakings by Birmingham Cable or any of its subsidiary undertakings or the payment of interest thereon (other than as contemplated by this Agreement); and

                  2.4.2.3 enter into any agreement to do any of the foregoing in relation to such shares in Birmingham Cable (other than as aforesaid).

2.5  On BC Completion:

            2.5.1 CUKCP shall deliver to Telewest (subject to the right of Telewest to waive any such requirement):

                  2.5.1.1 a stock transfer form duly executed by CUKCP only transferring the Joint BC Shares to Telewest (subject to TCHL executing the same in its capacity as a joint transferor);

                  2.5.1.2 resignation letters executed as deeds in a form reasonably acceptable to Telewest from Ronald Lawley and Gary Mizga resigning as directors of Birmingham Cable with effect from BC Completion without any compensation for loss of office and waiving any other claims which they may have in their capacity as directors against Birmingham Cable;

                  2.5.1.3 an agreement in the form set out in Schedule 1 to this Agreement duly executed by Comcast UK Consulting Inc.;

                  2.5.1.4 a letter duly signed by CUKCP consenting to Telewest (or, if so directed by Telewest, TCHL) being registered as the sole holder of the Joint BC Shares for the purposes of Article 67(C) of Birmingham Cable's Articles of Association;

                  2.5.1.5 an assignment in a form reasonably acceptable to Telewest duly executed by CUKCP and Comcast UK Consulting Inc. assigning their respective rights and interests in the BC Loans and Fees to Telewest conditional upon Telewest entering into a deed of subordination in a form reasonably acceptable to Chemical Investment Bank Limited ("Chemical") and providing to Chemical such evidence as is required by clause 12.1(b) of the Pound Sterling175 million Revolving Credit Facility Agreement dated 15 February 1995 in favor of Birmingham Cable Limited;

2.5.2 Telewest shall (subject to the right of CUKCP to waive any such requirement):

                  2.5.2.1 procure the telegraphic transfer of Pound Sterling130,000,000 (or, if the Amalgamation does not occur on or prior to BC Completion, Pound Sterling127,500,000) in cleared funds to an account specified by CUKCP, receipt of which shall discharge Telewest from its obligation to pay the consideration for CUKCP's interest in the Joint BC Shares, such other interest (if any) which CUKCP has in any other shares in Birmingham Cable and the BC Loans and Fees;

                  2.5.2.2 deliver to CUKCP the counterpart of the agreement referred to in sub-clause 2.5.1.3 duly executed by all of the parties to that agreement (other than Comcast UK Consulting Inc.); and

                  2.5.2.3 if required by CUKCP, deliver to CUKCP or, if so directed, to Chemical Investment Bank Limited, the deed of subordination and evidence referred to in sub-clause 2.5.1.5 duly executed by Telewest.

2.6 Subject to CUKCP complying with its obligations under sub-clause 2.5.1, each of CUKCP, Telewest and TCHL hereby agrees that the sale of CUKCP's interest in the Joint BC Shares to Telewest (or TCHL) pursuant to clauses 2.1 to 2.5 (inclusive) shall supersede the provisions of section 5 of the Co-ownership Agreement which would otherwise apply as a result of the Amalgamation being implemented.

2.7 Each of CUKCP and TCHL hereby (i) waives any claims and rights it may have as at the date of this Agreement against the other or any of its subsidiary or parent undertakings as of the date of this Agreement and (ii) agrees that with effect from BC Completion, the Co-ownership Agreement shall forthwith terminate without any liability for any of the parties to that Agreement.

2.8 Each of Telewest and TCHL undertakes that with effect from BC Completion, it shall procure that CUKCP and its parent and subsidiary undertakings are released from all past, present and future obligations under the Subscription Agreements.

2.9 Promptly following the signing of this Agreement, each of CUKCP and TCHL shall inform the appraiser appointed under the Co-ownership Agreement of the settlement reached under this Agreement and CUKCP and TCHL shall each use its best endeavors to ensure that the appraisal process under such agreement is terminated as soon as practicable. Any fees and expenses incurred in such appraisal process shall be payable by CUKCP.

2.10 CUKCP hereby agrees to exercise all voting rights and other powers available to it and to procure that those persons nominated by it as directors of Birmingham Cable will vote and act in a manner so as to assist TCHL complying with its obligations under sub-clause 2.5.2.

2.11 Following BC Completion, Telewest undertakes to CUKCP to use all reasonable endeavors to obtain the release of CUKCP and its subsidiary and parent undertakings as at the date of this Agreement from all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever (together the "Guarantees") given to any third party by CUKCP or any of its subsidiary or parent undertakings as at the date of this Agreement in respect of any liability or obligation of Birmingham Cable or any of its subsidiary undertakings and pending such release, to indemnify CUKCP (for itself and as agent for its subsidiary and parent undertakings as at the date of this Agreement ) against all amounts paid by any of them to any third party pursuant to any such Guarantees arising after BC Completion. Telewest undertakes to CUKCP (for itself and as agent for its subsidiary and parent undertakings as at the date of this Agreement) that it will pay any amounts properly due and payable under the Guarantees as and when the same shall come due.

2.12 If the Amalgamation is completed, NTL agrees that Birmingham Cable may terminate the Birmingham Link Agreement by giving six months prior written notice such notice to be served at any time on or after January 1, 2000. Accordingly, NTL agrees that it shall, and shall procure that National Transcommunications Limited shall, agree to an appropriate amendment to the Birmingham Link Agreement to enable such termination in the event that the Amalgamation occurs and CUKCP receives all sums due to it under clause 2.3.

3.   SALE OF GC SHARES

3.1 CUKCP hereby agrees to exercise all voting rights and other powers available to it and to procure that those persons nominated by it as directors of Birmingham Cable will vote and act in a manner so as to ensure (so far as it is within its power to do so) the BC Offer Notice is withdrawn and the pre-emption procedure commenced by such notice is terminated as soon as practicable after the signing of this Agreement.

3.2 In the event that such BC Offer Notice is not withdrawn and/or the pre-emption procedure is not terminated, CUKCP (a) waives any objection it may have to the BC Offer Notice or the transfer notice issued by General Cable plc in connection with the BC Offer Notice, whether under Article 59 or Article 67 of Birmingham Cable's Articles of Association, or otherwise; (b) undertakes not to acquire any GC Shares under the pre-emption provisions set out in
Article 59 of Birmingham Cable's Articles of Association pursuant to the BC Offer Notice (save as required to do so by TCHL to enable TCHL and CUKCP (at the expense of TCHL and not CUKCP) to take up TCHL's rights under such pre-emption provisions); and (c) hereby waives all and any rights it may have in any such shares acquired by TCHL (whether jointly with CUKCP or otherwise) under the Co-ownership Agreement and/or the Articles of Association of Birmingham Cable by virtue of the operation of such pre-emption provisions (or otherwise).

3.3 CUKCP and NTL hereby agree (a) to waive all and any rights, claims and potential claims each may have in relation to the takeover of General Cable PLC by Telewest under the Co-ownership Agreement (and, in particular, clause
4.4 thereof) and (b) to waive all and any rights, claims and potential claims arising under the Co-ownership Agreement, the Articles of Association of Birmingham Cable and/or the Articles of Association of Cable London in relation to such takeover whether by virtue of any change of control of TCHL and/or Telewest or otherwise.

3.4 CUKCP and NTL agrees to the provisions contained in this clause 3 in consideration for Telewest and TCHL agreeing to the other provisions of this Agreement.

4.   CABLE LONDON SHOOT-OUT

4.1 At any time during the Shoot-out Period CUKCP may give notice and not later than the end of the Shoot-out Period CUKCP shall give notice (an "offer notice") to Telewest offering to sell to Telewest all of the shares in Cable London which are or will at CL Completion be owned by CUKCP (including any shares issued to CUKCP pursuant to clause 4.7) and all of the rights and interests of CUKCP and its subsidiary undertakings in the CL Loans and Fees for the cash sum certain (not to be calculated by reference to a formula) (the "Sum") specified in the offer notice on the terms and conditions set out in this clause 4 (the "offer"). If CUKCP fails to give the offer notice prior to the end of the Shoot-out Period, then CUKCP shall be deemed to have delivered an offer notice for a sum equal to Pound Sterling100 million. At any time after the date of a public announcement by CUKCP and NTL that the Amalgamation will not become effective but prior to 31 December 1998, CUKCP shall have the right to give a notice to Telewest electing to participate in the procedure specified in this clause 4. Where this applies, for the purposes of this clause 4 and the definition of the "Shoot-out Period" the date of such notice shall be substituted for the date on which the Amalgamation is completed.

4.2 Telewest shall have a period of 30 calendar days ("the acceptance period") commencing with and including the date of service of the offer notice and expiring at the close of business on the twenty-ninth calendar day thereafter in which to accept or decline the offer by notice to CUKCP.

4.3 If Telewest accepts the offer by notice given within the acceptance period, CUKCP shall sell, and procure that its subsidiary undertakings shall sell, subject to and conditional upon the Approvals being obtained or waived by Telewest, to Telewest with full title guarantee free from all liens, charges and encumbrances (save as provided in sub-clause 4.6.2.2) and any other third party rights whatsoever and with all rights then or thereafter attaching thereto and Telewest shall purchase from CUKCP or any of its subsidiary undertakings all of the shares in the capital of Cable London owned or to be owned, or in which CUKCP has an interest, at CL Completion by CUKCP or its subsidiary undertakings (including any shares issued to CUKCP pursuant to clause 4.7) and from CUKCP and its subsidiary undertakings their respective rights and interests in the CL Loans and Fees at the Sum specified in the offer notice.

4.4 If Telewest declines the offer by notice given within the acceptance period, or no notice is given by Telewest within the acceptance period, Telewest shall sell, and procure that its subsidiary undertakings and MediaOne Cable Communications Limited shall sell, subject to and conditional upon the Approvals being obtained or waivedby CUKCP, to CUKCP with full title guarantee free from all liens, charges and encumbrances (save as provided in sub-clause 4.6.2.2) and any other third party rights whatsoever and with all rights then or thereafter attaching thereto and CUKCP shall purchase from Telewest or any of its subsidiary undertakings all of the shares in the capital of Cable
London owned and to be owned, or in which Telewest has an interest, at CL Completion by Telewest or its subsidiary undertakings (including any shares issued to Telewest pursuant to clause 4.7) and from Telewest and its subsidiary undertakings their respective rights and interests in the CL Loans and Fees, at the Sum specified in the offer notice.

4.5  __________...

                  4.5.1 If either Telewest or CUKCP ("the purchaser") becomes obliged or agrees under the terms of clauses 4.3 or 4.4 to purchase the shares in Cable London which are owned by the other ("the vendor"), the sale of such shares ("the CL Sale Shares") shall be completed on such date as the purchaser may (subject as provided herein) specify on giving not less than ten Business Days' prior notice to the vendor (provided that at CL Completion all of the Approvals have been obtained or, to the extent permitted, waived by the purchaser).

                  4.5.2 If CL Completion has not occurred within 90 calendar days after the end of the acceptance period ("the Long Stop Date"), the purchaser shall cease to be entitled to purchase the CL Sale Shares and the CL Loans and Fees unless it shall have elected, by notice in writing to the vendor prior to such date to delay the date of CL Completion by a period of up to a further 90 calendar days from the Long Stop Date.
                  If the purchaser exercises such option, it shall pay to the vendor at CL Completion an amount equal to 5% of the Sum for every 30 calendar days (or part thereof) by which the date for CL Completion is extended from the Long Stop Date up to a maximum of 90 days. If the CL Sale Shares have not been purchased by the end of the prescribed period, the purchaser shall cease to be entitled to purchase the CL Sale Shares or the CL Loan and Fees and thereafter (subject to clauses
                  4.5.3 and 4.5.4) the vendor shall have the option (to be exercised and completed within 60 days) to purchase the CL Sale Shares and the CL Loans and Fees from the purchaser for an amount equal to 70 percent of the Sum and this shall be the only remedy of the vendor for any failure by the purchaser to acquire the CL Sale Shares and CL Loans and Fees. If the vendor exercises this option, it shall give to the purchaser not less than 10 Business Days' prior notice of the date of CL Completion.

                  4.5.3 If the purchaser is prohibited from acquiring the CL Sale Shares solely because it is unable to obtain either of the Approvals referred to in paragraphs (a) and (b) of the definition of "Approvals" by the expiry of the prescribed period and the purchaser elects not to waive such Approvals, the vendor shall have the option (to be exercised and completed within 60 days) to purchase the CL Sale Shares from the purchaser for the Sum. If the vendor exercises this option, it shall give to the purchaser not less than 10 Business Days' prior notice of the date of CL Completion.

                  4.5.4 If the purchaser is unable to acquire the CL Sale Shares because it is unable to obtain the Approval referred to in paragraph (c) of the definition of "Approvals" by the expiry of the prescribed period, then (subject to the provisions of clause 4.7) the provisions of clauses 4.1 to
                  4.8 (inclusive) shall cease to apply (without prejudice to any breaches of such clauses prior to such date).

4.6  At CL Completion:

                  4.6.1  the vendor shall deliver to the purchaser:

                  4.6.1.1 a duly executed transfer of the shares in Cable London owned by the vendor as at CL Completion (including any shares issued to the vendor pursuant to clause 4.7) together with the share certificates relating to such shares;

                  4.6.1.2 resignation letters executed as deeds in a form reasonably acceptable to the purchaser from those directors of Cable London appointed by the vendor resigning as directors of Cable London and its subsidiary undertakings with effect from CL Completion without any compensation for loss of office and waiving any other claims whatsoever against Cable London;

                  4.6.1.3 if the Amalgamation shall not previously have been completed, an agreement in a form reasonably satisfactory to the purchaser duly executed by CUKCP (if CUKCP is the vendor) or MediaOne Cable Communications Ltd. (if Telewest is the seller) terminating the CUKCP Consultant Agreement (if CUKCP is the vendor) or the Telewest Consultant Agreement
                  (if Telewest is the seller) with effect from CL Completion without any liability or obligations upon either party to that Agreement (and, in the case of the termination of the CUKCP Consultant Agreement, upon Comcast Corporation) other than for accrued fees;

                  4.6.1.4 if CUKCP is the vendor, an agreement in a form reasonably acceptable to Telewest, duly executed by CUKCP terminating the Equalisation Deed with effect from CL Completion;

                  4.6.1.5 if Telewest is the vendor, an agreement in a form reasonably acceptable to CUKCP, terminating all of the provisions of the Equalisation Deed other than those contained in clauses 1, 4.1, 4.3, 7 and 10 to 14 (inclusive); and

                  4.6.1.6 unless the CL Loans and Fees are to be capitalized under clause 4.7, an assignment in a form reasonably acceptable to the purchaser duly executed by the vendor and MediaOne Cable Communications Limited (if Telewest is the seller) and, where appropriate, any of their respective subsidiary or parent undertakings assigning their respective rights and interests in the CL Loans and Fees to the purchaser;

                  4.6.2       the purchaser shall:

                        4.6.2.1 procure the telegraphic transfer of the Sum (or such lesser amount in accordance with clause 4) in cleared funds to such account as the vendor shall specify and any further amount payable to the vendor pursuant to sub-clause 4.5.1;

                        4.6.2.2 if required by the vendor, deliver to the vendor or, if so directed, to CIBC, a mortgage and deed of subordination in a form reasonably acceptable to CIBC duly executed by the purchaser, together with a legal opinion in a form reasonably acceptable to CIBC confirming the capacity of the purchaser to enter into such documents and that the purchaser's obligations thereunder are legal, valid and binding and enforceable in accordance with their terms;

                        4.6.2.3 deliver to the vendor the counterparts of the agreements referred to in sub-clauses 4.6.1.3, 4.6.1.4 or 4.6.1.5 (as appropriate) and 4.6.1.6 duly executed by Cable London (in the case of the document referred to in sub-clause 4.6.1.3) and the vendor (in the case of the documents referred to in sub-clauses 4.6.1.4,
                        4.6.1.5 and 4.6.1.6).

4.7 Each of CUKCP and Telewest agrees that if a capitalization will result in the Approval contained in paragraph (c) of the definition of "Approvals" being obtained, or if requested by the proposed buyer of the CL Sale Shares, it shall, conditional upon the consent of CIBC being obtained, exercise all voting rights and other powers of control available to it, and procure that each director of Cable London appointed by it will vote and act in a manner, so as to procure that all loans and fees outstanding from the vendor (or any subsidiary or parent undertaking of the vendor) (as defined in clause 4.5) including any interest on such loans immediately prior to CL Completion are capitalised into ordinary shares of Pound Sterling1 each in Cable London immediately prior to or at CL Completion.

4.8 Each of Telewest and CUKCP undertakes and agrees that prior to CL Completion it shall exercise all rights and comply with all obligations which it may have under the Equalisation Deed so as to ensure that any shares in Cable London which are registered in the name of the other but held as nominee for it shall be transferred to it.

4.9 The purchaser may waive any of the Approvals (other than the one referred to in paragraph (c) of the definition of Approvals). Each of the parties agrees to use best endeavours to procure that the Approvals are obtained following service of an offer notice and shall cooperate and procure that Cable London and its subsidiary undertakings shall cooperate to obtain the Approvals. In particular, each of the parties agrees to take such action as CIBC may reasonably require in order to obtain the Approval referred to in paragraph (c) of the definition of Approvals.

4.10 The purchaser undertakes that with effect from CL Completion it shall procure that the vendor and its parent and subsidiary undertakings as at the date of this Agreement are released from all past, present and future obligations under the Agreement dated 10 July 1989 between Cable London (1), US West International Holdings (2), Comcast Corporation (3), Jerold Samuel Nathan (4), Malcolm Gee (5), Sally Margaret Davids (6) and Stephen Michael Kirk (7).

4.11 Each of Telewest and CUKCP undertakes to the other that between the date of this Agreement and the expiry of the Shoot-out Period it shall not and shall procure that none of its subsidiary or parent undertakings shall, except with the prior written consent of the other:-

            4.11.1 sell, transfer, assign, grant options over, dispose of, or otherwise deal in any manner whatsoever with the legal title to, or the beneficial ownership of, or any other interest in, any shares in Cable London owned by it or any loans due to it (other than as contemplated by this Agreement or the Equalisation Deed);

            4.11.2 demand repayment of any of the loans or accrued consultancy fees due to it or any of its subsidiary or parent undertakings by Cable London or any of its subsidiary undertakings or the payment of interest thereon (other than as contemplated by this Agreement);

            4.11.3 enter into any agreement to do any of the foregoing in relation to such shares in Cable London (other than as aforesaid).

4.12 Each of Telewest and CUKCP agrees that it will consult with the other following the expiry of the acceptance period and will take such action as the purchaser may reasonably request, at the expense of the purchaser, in order to minimise the payment of stamp duty on the transfer of any shares or the assignment of any loans at CL Completion.

4.13 The vendor agrees with the purchaser that it shall exercise all voting rights and other powers available to it and shall procure that each director of Cable London appointed by it will act and vote in a manner so as not to prevent the purchaser complying with its obligations under sub-clause 4.6.2.

4.14 Following CL Completion, the purchaser undertakes to the vendor to use all reasonable endeavors to obtain the release of the vendor and its subsidiary and parent undertakings as of the date of this Agreement from all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever (together, the "Guarantees") given in relation to any liability or obligation of Cable London or any of its subsidiary undertakings and pending such release, to indemnify the vendor (for itself and as agent for its parent and subsidiary undertakings) against all amounts paid by it (or any of them) to any third party pursuant to any such Guarantees arising after CL Completion. The purchaser further undertakes to the vendor (for itself and as agent for its subsidiary and parent undertakings) that it will pay any amounts properly due and payable under the Guarantees as and when the same fall due.

4.15 If CUKCP is the purchaser, Telewest undertakes to CUKCP, at the expense of CUKCP, that it shall cooperate, shall exercise all voting rights and other powers of control available to it and shall procure that each director of Cable London appointed by it will act and vote in a manner, so as (i) to procure, if so requested by CUKCP, that Cable London and its subsidiary undertakings are acquired by CUKCP pursuant to the Acquisition free from all indebtedness (being indebtedness which is accounted for as such for the purposes of US GAAP) at CL Completion and (ii) to enable CUKCP to refinance the existing Pound Sterling170 million facility in favour of Cable London with effect from, or immediately prior to, CL Completion.

5.   CABLE LONDON HOUSEKEEPING

5.1 Each of Telewest and CUKCP hereby agrees that as soon as reasonably practicable after the date of this Agreement and in any event prior to 31 August 1998, it shall exercise all voting rights and other powers of control available to it, and shall procure that each director of Cable London appointed by it will act and vote in a manner, so as to procure that:-

            5.1.1 immediately following the Amalgamation being implemented, the CUKCP Consultant Agreement and the Telewest Consultant Agreement are terminated without any liability for any of the parties to those agreements and that each of Telewest and CUKCP waives any claims and rights it may have against the other or any of its subsidiary or parent undertakings with respect to those agreements as of the date of this Agreement;

            5.1.2 immediately following the Amalgamation being implemented, George Blumenthal, Barclay Knapp, Leigh Wood and Mark Wynn are appointed as directors of Cable London and Gary Mizga and Ronald Lawley resign as directors of Cable London without any compensation for loss of office;

            5.1.3  the special resolution set out in Schedule 2 is duly passed.

5.2 Each of Telewest and CUKCP hereby agrees that immediately following the Amalgamation being implemented, the following persons shall be treated as having been appointed by it as its Nominated Directors (as defined in Cable London's Articles of Association) and shall give notice of such fact to Cable London:-

                  Telewest          Charles Burdick
                                    David Van Valkenburg
                                    Mark Wynn

                  CUKCP             Barclay Knapp
                                    Leigh Wood
                                    George Blumenthal

5.3 Notwithstanding the Articles of Association of Cable London, CUKCP and Telewest shall ensure that its Nominated Directors (as defined in such Articles) do not claim any travelling, hotel and other expenses incurred by such directors in connection with their duties.

6.   TELEWEST GUARANTEE

6.1 In consideration of CUKCP entering into this Agreement with TCHL and Telewest at the request of Telewest, Telewest hereby irrevocably and unconditionally, as primary obligor, undertakes and guarantees the full, prompt and complete performance by TCHL of all its obligations under this Agreement and the due and punctual payment of all sums now or subsequently payable by TCHL to CUKCP under this Agreement when the same shall become due and undertakes with CUKCP that if TCHL shall default in the payment of any sum under this Agreement, Telewest shall forthwith on demand by CUKCP pay such sum to CUKCP.

6.2 The guarantee contained in clause 6.1 is a continuing guarantee and shall remain in force until all the obligations of TCHL under this Agreement have been fully performed and all sums payable by TCHL have been fully paid.

6.3 The obligations of Telewest shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate Telewest from its obligations or affect such obligations, including without limitation and whether or not known to Telewest:-

             6.3.1 any time, indulgence, waiver or consent at any time given to TCHL or any other person;

             6.3.2 any compromise or release of or abstention from perfecting or enforcing any right or remedy against TCHL or any other person;

             6.3.3 any legal limitation, disability, incapacity or other circumstance relating to TCHL or any other person or any amendment to or variation of the terms of this Agreement or any other document referred to in this Agreement; and

             6.3.4 any irregularity, unenforceability or invalidity of any obligations of TCHL under this Agreement or the dissolution, amalgamation, reconstruction or insolvency of TCHL.

6.4 The guarantee contained in clause 6.1 may be enforced by CUKCP without CUKCP first taking any steps or proceedings against TCHL.

6.5 All payments to be made by Telewest shall be made in full, without set-off or counterclaim and without any deduction whatsoever except to the extent required by law.

6.6 The obligations of Telewest under this clause 6 shall not take effect until, and are conditional upon, Telewest exercising its rights under clause 11.10.

7.   NTL GUARANTEE

7.1 In consideration of TCHL and Telewest entering into this Agreement with CUKCP and NTL at the request of NTL, NTL hereby irrevocably and unconditionally, as primary obligor, undertakes and guarantees, the full, prompt and complete performance by CUKCP of all its obligations under this Agreement and the due and punctual payment of all sums now or subsequently payable by CUKCP to TCHL under this Agreement when the same shall become due and undertakes with TCHL that if CUKCP shall default in the payment of any sum under this Agreement, NTL shall forthwith on demand by TCHL pay such sum to TCHL.

7.2 The guarantee contained in clause 7.1 is a continuing guarantee and shall remain in force until all the obligations of CUKCP under this Agreement have been fully performed and all sums payable by CUKCP have been fully paid.

7.3 The obligations of NTL shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate NTL from its obligations or affect such obligations, including without limitation and whether or not known to NTL:-

             7.3.1 any time, indulgence, waiver or consent at any time given to CUKCP or any other person;

             7.3.2 any compromise or release of or abstention from perfecting or enforcing any right or remedy against CUKCP or any other person;

             7.3.3 any legal limitation, disability, incapacity or other circumstance relating to CUKCP or any other person or any amendment to or variation of the terms of this Agreement or any other document referred to in this Agreement; and

             7.3.4 any irregularity, unenforceability or invalidity of any obligations of CUKCP under this Agreement or the dissolution, amalgamation, reconstruction or insolvency of CUKCP.

7.4 The guarantee contained in clause 7.1 may be enforced by TCHL or Telewest without TCHL or Telewest first taking any steps or proceedings against CUKCP.

7.5 All payments to be made by NTL shall be made in full, without set-off or counterclaim and without any deduction whatsoever except to the extent required by law.

7.6 The obligations of NTL under this clause 7 shall not take effect until, and are conditional upon, the completion of the Amalgamation.

8.   NOTICES

8.1 Any notice, consent, request, approval or other communication (a "Notice") to be given or made under this Agreement shall be in writing and signed by or on behalf of the person giving it and shall be irrevocable without the written consent of the party or parties on whom it is served.

8.2  Any Notice may only be served:

            8.2.1 personally by giving it to any director or the secretary of the party to be served;

            8.2.2 by leaving it at, or sending it by prepaid first class post (or by prepaid first class airmail if from one country to another country) to the address of the party to be served which is referred to in clause 8.4 or if another address shall have been notified to all the other parties for the purposes of this clause 8 by notice given in accordance with this clause 8.2, then to the address of such party which shall have been so notified, for which purpose the latest notification shall supersede all previous notifications;

            8.2.3 by sending it by facsimile transmission to the number for the party to whom it is to be sent which is referred to in clause
            8.4 or if another number shall have been notified to all the other parties for the purposes of this clause 8 by notice given in accordance with this clause 8.2, then to the number of such party which shall have been so notified, for which purpose the latest notification shall supersede all previous notifications.

8.3  A Notice shall be deemed served as follows:

            8.3.1 in the case of personal service, at the time of such service;

            8.3.2 in the case of leaving the notice at the relevant address, at the time of leaving it there;

            8.3.3 in the case of service by post, on the second Business Day (or the fourth Business Day if sent by airmail) following the day on which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed, stamped and posted in the United Kingdom; and

            8.3.4 in the case of service by facsimile transmission, at the time of transmission.

8.4  If to Telewest or TCHL:  Address for service:

                              Genesis Business Park
                              Albert Drive
                              Woking
                              Surrey GU21 5RW
                              Fax No: 01483 295165
                              For the attention of:  Victoria Hull

                        With a copy to:

                              Charles Burdick
                              Fax No.: 01483 295278

                              Freshfields
                              65 Fleet Street
                              London EC4Y IHS
                              Fax No: 0171 832 7001
                              For the attention of:
                                Barry O'Brien and Ben Spiers

                        and

                              Weil Gotshal & Manges
                              One South Place
                              London EC2
                              Fax No: 0171 903 0990
                              For the attention of: David Lefkowitz
and
                                                    Michael Brady

            If to CUKCP: Address for service:

                              Comcast UK Cable Partners Limited
                              Clarendon House
                              2 Church Street West
                              Hamilton, HM11, Bermuda
                              Fax No.: (441) 292-4720
                              For the attention of: Company Secretary

                        With a copy to:-

                              NTL Incorporated
                              110 East 59th Street
                              26th Floor
                              New York, NY 10022 (USA)
                              Fax No: 001 212 906 8497
                              For the attention of: Richard Lubasch, Esq.

                              NTL Incorporated
                              63/65 Petty France
                              London SW1H 9EU
                              Fax No: 0171 227 8719
                              For the attention of: John Gregg, Esq.

                              Comcast Corporation
                              1500 Market Street
                              Philadelphia, Pennsylvania  19102
                              Fax No.: (215) 981-7794
                              For the attention of: General Counsel

                              Allen & Overy
                              One New Change
                              London EC4W 9QQ
                              Fax No.: 0171 330 9999
                              For the attention of: Michael Scargill

                        and

                              Travers Smith Braithwaite
                              10 Snow Hill
                              London EC1A 2AL
                              Fax No: 0171 236 3728
                              For the attention of:
                                Spencer Summerfield Esq.

                  If to NTL:

                              NTL Incorporated
                              110 East 59th Street - 26th Floor
                              New York, NY 10022 (USA)
                              Fax No: 001 212 906 8497
                              For the attention of: Richard Lubasch, Esq.

                  With a copy to:

                              NTL Incorporated
                              63/65 Petty France
                              London SW1H 9EU
                              Fax No: 0171 227 8719
                              For the attention of: John Gregg, Esq.

                        and

                              Travers Smith Braithwaite
                              10 Snow Hill
                              London EC1A 2AL
                              Fax No: 0171 236 3728
                              For the attention of:
                                Spencer Summerfield Esq.

9.   COSTS

Each party shall be responsible for its own costs and expenses in connection with the preparation and implementation of this Agreement except where expressly stated otherwise.

10.  ANNOUNCEMENTS

None of the parties to this Agreement shall, without the prior written consent of the others, make any announcement or statement to the press or to any third party relating to the contents of this Agreement (a "Relevant Announcement"), otherwise than where such announcement or statement is required by law or by any governmental, regulatory or statutory body or by any securities exchange on which the securities of the relevant party or any of its parent undertakings are, or are to be, listed or traded (including, without limitation, the London Stock Exchange and the Nasdaq Stock Market's National Market) or is necessary in order to obtain the Approvals.

11.  GENERAL

11.1 No failure or delay by any party or time or indulgence given by it in or before exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

11.2 No waiver by any party of any requirement of this Agreement or of any remedy or right under this Agreement shall have effect unless given by notice in writing signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

11.3 Any release, waiver or compromise or any other arrangement which any party gives or enters into with any other party to this Agreement in connection with this Agreement shall not affect any right or remedy of the first-mentioned party as regards any other party's liabilities under or in relation to this Agreement and such other party shall continue to be bound by this Agreement as if it had been the sole contracting party.

11.4 Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between the parties be substituted for any of them.

11.5 This Agreement may be executed in two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

11.6 Rights under this Agreement may not be assigned other than by operation of law. It is acknowledged by the parties that upon implementation of the Amalgamation, CUKCP will be subsumed into NTL (Bermuda) Limited and that accordingly thereafter references herein to CUKCP shall be deemed to be references to the amalgamated company arising from the amalgamation of NTL (Bermuda) Limited and CUKCP.

11.7 Save as expressly provided in this Agreement, all representations, warranties and conditions, express or implied and whether statutory or otherwise are to the extent permitted by law, excluded from, and in relation to, the sale of any shares pursuant to this Agreement PROVIDED THAT nothing in this clause 11.7 shall purport to exclude liability for fraudulent misrepresentation.

11.8  NTL consents to CUKCP entering into this Agreement.

11.9 Each of CUKCP and Telewest undertakes to the other at the expense of the other to do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents (so far as is within its power so to do) as the other may from time to time reasonably require, for the purpose of giving to the other the full benefit of all of the provisions of this Agreement.

11.10 Telewest may, at its option by notice to CUKCP at any time prior to BC Completion, substitute TCHL as the purchaser of the Joint BC Shares, any other interest of CUKCP in any other shares in Birmingham Cable and the BC Loans and Fees and to satisfy the consideration payable in respect thereof. If such option is exercized, the guarantee in clause 6 shall become effective.

12.  APPLICABLE LAW AND JURISDICTION; SERVICE OF PROCESS

12.1 This Agreement shall be governed by and construed in accordance with the laws of England.

12.2 The parties irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

12.3 CUKCP and NTL shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. For CUKCP such agent shall be Fleetside Legal Representatives Services Limited, 9 Cheapside, London EC2V 6AD and for NTL such agent shall be NTL Groups Limited, Bristol House, 1 Lakeside Road, Farmborough, Hants GU14 6XP and any writ, judgment or other notice of legal process shall be sufficiently served on CUKCP and NTL if delivered to such agent at its address for the time being (and, in the case of NTL, marked for the attention of Robert McKenzie/Richard Lubasch). Each of CUKCP and NTL undertakes not to revoke the authority of the agent appointed by it. Notwithstanding the aforesaid, if CUKCP or NTL shall revoke any such appointment or such appointment shall cease and if, for any reason, TCHL requests CUKCP or NTL to do so, CUKCP or NTL (as the case may be) shall promptly appoint another such agent with an address in England and advise TCHL thereof. If following such a request CUKCP or NTL (as the case may be) fails to appoint another agent, TCHL shall be entitled to appoint one on behalf of CUKCP or NTL (as the case may be).


                                SCHEDULE 1


We refer to the Agreement in respect of the rights of first refusal relating to Birmingham Cable and Cable London dated 14 August 1998 (the "Agreement").

Words and expressions defined in the Agreement have the same meaning when used herein.

In consideration of the mutual promises contained therein, we hereby agree to terminate the BC Consultant Agreement and the BC Management Agreement with effect from BC Completion without any liability to any party thereto (save for accrued fees and expenses or claims arising after the date of the Agreement) and we hereby waive all present and future claims and rights we may have against each other under such agreements.



----------------------------
For and on behalf of Comcast UK Consulting Inc.



----------------------------
For and on behalf of Birmingham Cable Corporation Limited



----------------------------
For and on behalf of Birmingham Cable Limited



----------------------------
For and on behalf of Telewest Communications Group Limited



----------------------------
For and on behalf of Media One Cable Communications Limited



                                SCHEDULE 2

                            SPECIAL RESOLUTION

THAT, pursuant to section 9 of the Companies Act 1985, the Articles of Association of the Company be altered with immediate effect by:-

           (a) adding the following words to the end of the last sentence of
           Article 15(C):-

                  "PROVIDED THAT the amalgamation of Comcast UK Cable Partners Limited and NTL (Bermuda) Limited (or any other subsidiary of NTL Incorporated ) shall be deemed not to result in a change of control of Comcast UK Cable Partners Limited or any subsidiary or parent undertaking of Comcast UK Cable Partners Limited and provided further that the provisions of the first two sentences of this article 15(c) shall not be capable of applying to any change in control such as is mentioned in the first sentence of this article 15(c) which occurs at any time during the "Shoot-out Period" as such expression is defined in an agreement dated 14th August 1998 between (1) Telewest Communications plc, (2) Telewest Communications Holdings Limited, (3) Comcast UK Cable Partners Limited and (4) NTL Incorporated, a copy of which has been deposited with the Company prior to the adoption of this amendment to these articles."


           (b) replacing all references to "Comcast" in Article 17 with references to Comcast UK Cable Partners Limited;

           (c)    replacing Article 24(A) with the following new article:

                  "24(A)      Unless and until otherwise agreed by each
                  Significant Investor, the number of Directors shall be not less than two and not more than six."

           (d)  (i)     replacing in article 24(C)(a), the words "one Director
                        ("Nominated Director") with the words "up to three
                        Directors (each a "Nominated Director")" and the words
                        "him" and "his" with the words "them" and "their"; and

                  (ii) replacing in Article 24(c)(b), the words "remove the" with the words "remove any"; and

           (e) adding to Article 24, after article 24(D), the following new article:

                  "24(E)      Notwithstanding any other provisions of these
                  Articles, the quorum for the transaction of any business at any meeting of the Directors shall be at least one Nominated Director appointed by each Significant Investor."; and

           (f) amending Article 33 by replacing the words "such number of Significant Investors as hold (directly or indirectly), either individually or together" with the words "each Significant Investor as holds (directly or indirectly)".


AS WITNESS this Agreement has been executed on the date first stated above.


SIGNED by                                       )
for and on behalf of                            )
TELEWEST COMMUNICATIONS PLC                     )     /Charles J. Burdick
                                                      ----------------------



SIGNED by                                       )
for and on behalf of                            )
TELEWEST COMMUNICATIONS                         )
HOLDINGS LIMITED                                )     /Charles J. Burdick
                                                      ----------------------




SIGNED by                                       )
for and on behalf of                            )
COMCAST UK CABLE PARTNERS LIMITED               )     /Kenneth Mikalauskas
                                                      ----------------------




SIGNED by                                       )
for and on behalf of                            )
NTL INCORPORATED                                )     /John F. Gregg
                                                      ----------------------